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                                                                    EXHIBIT 99.1

                              LASERVISION ANNOUNCES
                        EXPANDED SHARE REPURCHASE PROGRAM


ST. LOUIS, MISSOURI--May 3, 2000--LASER VISION CENTERS, INC. (NASDAQ: LVCI) announced today that its Board of Directors has authorized a share repurchase program of up to 4.9% of the Company's common stock. This authorization is in addition to the repurchase announced in March 2000 under which the Company repurchased a total of 1,268,500 shares in open market transactions at prices ranging from $4.031 to $7.095 per share.

LaserVision expects the approved repurchases to be effected from time to time in the open market in privately negotiated transactions, or otherwise, subject to the market price of the common stock and overall market conditions. The purpose of the repurchase plan is to meet the Company's obligations under its stock option plans and other stock-based plans, while minimizing dilution to shareholders.

LaserVision is one of the world's largest providers of excimer lasers, related equipment and support services for the treatment of nearsightedness, farsightedness and astigmatism.

Except for historical information, statements relating to the Company's plan, objectives and future performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Because of various risks and uncertainties, actual strategies and results in future periods may differ materially from those currently expected. Additional discussion of factors affecting the Company's business is contained in the Company's most recent filings with the Securities and Exchange Commission.

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Contact: John A. Stiles
         314-434-6900
         jstiles@laservision.com
         http://www.laservision.com